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                                                                EXHIBIT 10.64

                         ALVERY BARTLETT FUND MANAGEMENT CO.
                                 AMENDED AND RESTATED
                                 INVESTMENT AGREEMENT


    THE INVESTMENT AGREEMENT, dated as of May 17, 1996, made and entered into by and between Alvery Bartlett Fund Management Co. ("ABFM") and Heartland Communications & Management, Inc. ("HCMI") is hereby amended and restated, effective as of October 1, 1996.

    HCMI and ABFM hereby agree as follows:

    1.   INVESTMENT.

         A.   ABFM UNITS

         (i) HCMI agrees to acquire 7.5 Units of ABFM for a cash consideration of Three-Hundred Eighty Thousand U.S. Dollars ($380,000.00). The $380,000 consideration shall be used for general corporate purposes including the formation of a "hedge fund."

         (ii) Each full Unit of ABFM shall consist of : (i) 140 shares of ABFM nonvoting Class A, Series 1 Common Stock, par value $.01 and (ii) 20 shares of ABFM nonvoting Class A 12% Cumulative Preferred Stock, par value $.01 (collectively "a Unit"). After acquisition of the 7.5 Units (the "Units"), HCMI will hold 1050 shares of the nonvoting common stock and 150 shares of the preferred stock in ABFM. At such time and after ABFM exercises its call option with respect to the ABFM nonvoting common and preferred stock, HCMI will own approximately 6.5% of the issued and outstanding stock in ABFM.

         (iii) The obligation to acquire the Units is contingent on HCMI raising two million five hundred thousand dollars ($2,500,000) in an initial public offering of its voting common stock.

         (iv) As long as HCMI acquires the Units and holds at least 300 shares of the nonvoting common stock in ABFM, HCMI shall have the right to nominate Michael Foudy to the ABFM Board of Directors. Alvery Bartlett together with other shareholders of ABFM holding a sufficient number of shares of ABFM stock necessary to elect such nominee to ABFM's Board shall execute an agreement to vote their shares to elect HCMI's nominee to ABFM's Board. In the event HCMI's nominee of right (named above) shall be unable or declines to serve on ABFM's Board, subject to the approval of Alvery Bartlett or the affirmative disapproval of ABFM shareholders holding 33% or more of ABFM's issued and outstanding voting common stock, HCMI may substitute a member of

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    its Board of Directors for its nominee of right (named above).  Alvery
    Bartlett may withhold said approval for any or no reason and the shareholders constituting holders of 33% of the issued and outstanding voting common stock need have no reason for disapproval. At such time as ABFM is financially able to and in fact acquires director and officer liability insurance, ABFM shall indemnify HCMI's Board representative for his or her acts or omissions as an ABFM Board member to the full extent of the state corporation law applicable to ABFM; provided however, said indemnity shall not exceed the amount and type of the directors and officers insurance coverage available to ABFM and other ABFM Board members.

    B.   FUND VENTURE

         (i) Management Fees. Subject to and conditioned on HCMI raising seven million dollars ($7,000,000) from an initial public offering of its voting common stock, HCMI agrees to provide one million one hundred thousand dollars ($1,100,000) to ABFM to complete the cost and expense of forming, marketing, distributing and managing an "inflation index fund" to be formed by ABFM. ABFM shall provide investment advisory services to the "inflation index fund" for which ABFM will receive management and incentive fees. In exchange for said $1.1 million, ABFM agrees that HCMI shall be entitled to and shall receive 50% of all management, incentive or other allowable fees (the "Gross Fees") due ABFM from the "inflation index fund" under any contract or agreement between ABFM and the "inflation index fund" for management of or advisory services to such fund. ABFM and HCMI agree to share equally those costs and expenses listed on Schedule A attached hereto (the "Schedule A Expenses") in connection with the "inflation index fund."

         (ii) Timing. ABFM shall pay HCMI its 50% share of the Gross Fees due from the "inflation index fund," net of HCMI's 50% share of Schedule A Expenses, on or before the forty fifth (45th) day following the day on which payment of any Gross Fees is due to be paid to ABFM by the "inflation index fund."

         (iii) Other Funds. ABFM agrees that in the event ABFM starts a fund other than the "inflation index fund" (the "other fund") after the "hedge fund" is started, HCMI shall have the option, but not the obligation, to substitute the "inflation index fund" with that "other fund" and HCMI shall be paid 50% of all fees ABFM receives for services rendered to the "other fund," less costs and expenses specifically identified as connected to the "other fund" and otherwise agreed to by the parties. Provided, however, that if the funding requirements for the "other fund" exceed $1.1 million, then HCMI's share of the ABFM fees (and costs and expenses) shall be equal to 50% multiplied by the ratio of $1.1 million over the total actual funding obtained to start said other fund. HCMI shall have the right to contribute the difference between its $1.1 million funding obligation and the actual funding need for the "other fund," in which case HCMI

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    shall be due the 50% of fees (and obligated to pay 50% of costs and expenses) specified above.

         (iv) Right of First Refusal. In addition to the options outlined in this Section B above, HCMI shall have the right of first refusal, superior to any other investor, to invest in any future investment fund developed by ABFM.

         (v) Profits Preference. Notwithstanding the foregoing, any investment funds contributed by HCMI for "inflation index fund," or "other fund," shall be repaid out of the first profits earned by the inflation index fund or "other fund", until such investment funds are repaid in full.

         (vi) Noncompete Agreement. ABFM and Alvery Bartlett hereby agree not to compete with the "inflation index fund" or any "other funds" (collectively, the "Funds") funded or financed by HCMI and ABFM. Furthermore, Alvery Bartlett shall execute a separate, detailed non-compete agreement satisfactory to HCMI prior to and effective upon HCMI's funding of the first Fund. HCMI's funding of any Fund is contingent upon Alvery Bartlett's execution of a satisfactory non-compete agreement.

         (viii) Best Efforts. ABFM will exercise its best efforts to ensure that, in the event that Mutual Benefit Life Insurance Company does not fund the All City Trust fund, but HCMI elects to fund the All City Trust fund and Mutual Benefit agrees to sell its 21.4% interest in ABFM or the All City Trust fund, Mutual Benefit's 21.4% net income participation interest in All City will be funded and shared equally by ABFM and HCMI. HCMI agrees to provide a promissory note in an amount not exceeding $100,000.00 at the time such note becomes necessary for this purpose.


         (ix) Accounting; Right To Inspect.

              a. Accounting. ABFM shall maintain records, which are audited at least annually by a certified public accountant, in sufficient detail for purposes of determining the amount of the fee due HCMI. ABFM shall provide to HCMI a written accounting that sets forth the manner in which the fee was calculated with each fee payment and a year end summary statement, which shall be audited by a certified public accountant.

              b. Right to Inspect. HCMI, or HCMI's agent, shall have the right to inspect ABFM's records for the limited purpose of verifying the calculation of the fee, subject to such restrictions as ABFM may reasonably impose to protect the confidentiality of the records. Such inspections shall be made during reasonable business hours as may be set by ABFM.

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              (x)  Relationship of Parties.  Nothing in this Agreement shall be understood as establishing Alvery Bartlett or ABFM as a registered representative or a broker/dealer for the purposes of this Agreement. There has been no selling agreement executed among the above parties.


         2. TERM. This Agreement shall be effective until May 31, 1997. Notwithstanding the immediately foregoing sentence, after May 31, 1997 this Agreement and HCMI's right to exercise its rights under paragraph 1 above shall continue until thirty days after ABFM gives HCMI notice that it has received a bona fide offer from a third party for any of the investment opportunities specified in paragraph 1 above and HCMI shall have thirty days from said notice to exercise its investment option and make its required cash investment.

         3. NOTICES. Notices required or permitted to be given hereunder shall be in writing and shall be deemed to be given when personally delivered (including delivery by an express or overnight delivery service), when received by facsimile transmission or when sent by registered mail, return receipt requested, addressed, if to ABFM, at the address appearing on the signature page hereof, and if to the HCMI: Heartland Communications & Management, Inc. 1320 Old Chain Bridge Road, Suite 220, McLean, Virginia 22101 or to such other address as may be furnished from time to time by notice given in accordance with this Section.

         4. WAIVER. Failure of either party to exercise any right or remedy under this Agreement, or delay by a party in exercising same, will not operate as a waiver thereof. No waiver by a party will be effective unless and until it is in writing and signed by the party affected.

         5. GOVERNING LAW; SEVERABILITY. This Agreement shall be enforced, governed and construed in accordance with the laws of the State of Missouri without regard to its conflict of laws principles or rules. In the event that any term or provision of this Agreement is invalid or enforceable under any applicable statute or rule of law, then such term or provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any term or provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other term or provision hereof.


                  [Remainder of this page intentionally left blank.]

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    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

                                  HEARTLAND COMMUNICATIONS & MANAGEMENT, INC.
                                  1320  Old Chain Bridge Road, Suite 220
                                  McLean, VA  22101


                                  By:   /s/  Michael Foudly
                                       ----------------------------------


ALVERY BARTLETT FUND MANAGEMENT CO.
8182 Maryland Avenue - Suite 103
St. Louis, Missouri 63105


By:   /s/ Alvery A Bartlett
     ---------------------------
           Alvery Bartlett


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                       Alvery Bartlett Fund Management Company
                    Investment agreement dated as of May 17, 1996


                                SCHEDULE A OF EXPENSES


All direct or third party costs including but not limited to:

    Distribution/Broker-dealer expenses
    Shareholder servicing expenses
    Transfer agency/custodian expenses
    Sub-advisory expenses
    Expense CAP overage expenses
    Possible carried interest of Mutual Benefit Life for All City Trust


Plus all indirect or reasonably allocable operational or apportionable costs including but not limited to:

    Employee compensation and benefits
    Rent, equipment, furniture, leases
    Travel
    Phone
    Legal and accounting
    General administration


The basis for allocation should be subject to the mutual agreement of the parties. If the parties cannot agree to the allocation, a mutually agreeable CPA firm should be hired to resolve the allocation issue.



ALVERY BARTLETT FUND                    HEARTLAND COMMUNICATIONS &
MANAGEMENT CO.                          MANAGEMENT, INC.
8182 Maryland Avenue, Suite 103         1320 Old Chain Bridge Rd., Suite 220
St. Louis, Missouri  63105              McLean, VA  22101


By:  /s/ Alvery A Bartlett                 By:   /s/ Michael Foudly
    ---------------------                       ---------------------
Date:  11/13/96                            Date:  11/17/96
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